                             EXCHANGE AGREEMENT

     THIS EXCHANGE AGREEMENT (this "Agreement") is made and entered into this 12th day of March, 1996 by and among Chancellor Radio Broadcasting Company, a Delaware corporation ("Chancellor"), Shamrock Broadcasting, Inc., a Delaware corporation and indirectly wholly owned subsidiary of Chancellor ("Shamrock") and Secret Communications, L.P., a Delaware limited partnership ("Secret").

                            W I T N E S S E T H:

     WHEREAS, Secret owns and operates radio stations KALC-FM and KIMN-FM (the "Denver Stations") in Denver, Colorado pursuant to a license issued by the Federal Communications Commission ("FCC");

     WHEREAS, Secret desires to exchange the Denver Stations with Shamrock for radio station KTBZ-FM in Lake Jackson (Houston), Texas (the "Houston Station") in a transaction that qualifies as a like-kind exchange within the meaning of Section 1031 of the Internal Revenue Code and the regulations thereunder.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                ARTICLE 1
                           PURCHASE OF ASSETS

     1.1 TRANSFER OF ASSETS. On the terms and subject to the conditions hereof and subject to Section 1.2, on the Closing Date (as hereinafter defined), Secret shall assign, transfer, convey and deliver to Shamrock and Shamrock shall acquire and assume from Secret, all of the right, title and interest of Secret in and to all of the following assets, properties, interests and rights of Secret (collectively the "Denver Stations Assets"):

     1.1.1 all of Secret's rights in and to the licenses, permits and other authorizations issued to Secret by any governmental authority including those issued by the FCC (the latter are hereafter referred to as the "Denver Stations Licenses") used in connection with the operation of the Denver Stations, along with renewals or modifications of such items between the date hereof and the Closing Date as well as all of Secret's rights in and to the call letters "KALC-FM" and "KIMN-FM";

     1.1.2 all equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts and all other tangible personal property of every kind and description, and Secret's rights therein, owned, leased or held by Secret and used in connection with the operations of the Denver Stations, including but not limited to those items described or listed in
Schedule 7.5 hereto, together with any replacements thereof and additions thereto, made between the date hereof and the Closing Date, and less any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of business of Secret;

     1.1.3 all of Secret's rights in and under contracts, agreements, leases and legally binding contractual rights of any kind, written or oral, relating to the operation of the Denver Stations ("Contracts"), listed in Schedules 7.7 hereto or entered into by Secret between the date hereof and the Closing Date in the ordinary course of business of Secret;

     1.1.4 all of Secret's rights in and to all trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, computer software, programs and programming material of whatever form or nature, jingles, slogans, the Denver Stations' logos and all other logos or licenses to use same and all other intangible property rights of Secret, which are used exclusively in connection with the operation of the Denver Stations, including but not limited to those listed in Schedule 7.11 hereto (collectively, the "Intellectual Property") together with any associated good will and any additions thereto between the date hereof and the Closing Date;

     1.1.5 all of Secret's rights in and to all the files, documents, records, and books of account relating to the operation of the Denver Stations or to the Denver Stations Assets, including, without limitation, the Denver Stations' public file, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports, marketing and demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports and filings with the FCC, copies of all written Contracts to be assigned hereunder, logs, software programs and books and records relating to employees, financial, accounting and operation matters; but excluding records relating solely to any Excluded Asset (as hereinafter defined);

     1.1.6 all of Secret's rights under manufacturers' and vendors' warranties relating to items included in the Denver Stations Assets and all similar rights against third parties relating to items included in the Denver Stations Assets;

     1.1.7 all real property owned in fee by Secret together with all appurtenant easements thereunto and all structures, fixtures and improvements located thereon as more fully described in Schedule 7.7 hereto, together with any additions thereto between the date hereof and the Closing Date ("Real Estate"); and

     1.1.8 except for Excluded Assets, such other assets, properties, interests and rights owned by Secret that are used exclusively in connection with the operation of the Denver Stations or that are located as of the Closing Date on the Real Estate.

     1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that the Denver Stations Assets shall not include the following assets along with all rights, title and interest therein (the "Excluded Assets"):

     1.2.1 all cash and cash equivalents of Secret on hand and/or in banks;

     1.2.2     all cash accounts receivable or notes receivable of Secret;

     1.2.3 all tangible and intangible personal property of Secret disposed of or consumed in the ordinary course of business of Secret between the date hereof and the Closing Date, or as permitted under the terms hereof;

     1.2.4 all Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business of Secret and as permitted hereunder;

     1.2.5 Secret's corporate seal, minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Secret and duplicate copies of such records as are necessary to enable Secret to file its tax returns and reports as well as any other records or materials relating to Secret generally and not involving or relating to the Denver Stations Assets or the operation or operations of the Denver Stations;

     1.2.6 Contracts of insurance and all insurance proceeds or claims made by Secret;

     1.2.7 all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Secret; and

     1.2.8 any right, property or asset described in Schedule 1.2.8 hereto.

     1.3  NONASSIGNABLE CONTRACTS.

     1.3.1 NONASSIGNABILITY. Without limiting or otherwise affecting the rights of Shamrock pursuant to Articles 11 or 15, to the extent that any Contract to be assigned pursuant to the terms of Section 1.1.3 is not capable of being assigned without the consent, approval or waiver of a third person or entity, nothing in this Agreement will constitute an assignment or require the assignment thereof except to the extent provided in this Section 1.3.

     1.3.2 SECRET TO USE REASONABLE EFFORTS Notwithstanding anything contained in this Agreement to the contrary, Secret will not be obligated to assign to Shamrock any of its rights and obligations in and to any of the Contracts referred to in Section 1.3.1 without first having obtained all consents, approvals and waivers necessary for such assignment; provided, however, that Secret shall use reasonable efforts to obtain all such consents, approvals and waivers prior to and, if the Closing occurs, after the Closing Date (as defined in Section 4.1).

     1.3.3 IF WAIVERS OR CONSENTS CANNOT BE OBTAINED. To the extent that the consents, approvals and waivers referred to in Section 1.3.1 are not obtained by Secret, Secret shall use its best efforts to (a) provide to Shamrock the financial and business benefits of any Contract referred to in
Section 1.3.1 and (b) enforce, at the request of Shamrock, for the account of Shamrock, any rights of Secret arising from any such Contract (including without limitation the right to elect to terminate in accordance with the terms thereof upon the advice of Shamrock).

                                 ARTICLE 2
                         ASSUMPTION OF OBLIGATIONS

     2.1  ASSUMPTION OF OBLIGATIONS.  Subject to the provisions of this
Section 2.1, Section 2.2 and Section 3.4, on the Closing Date, Shamrock shall assume the obligations of Secret arising or to be performed on or after the Closing Date under all Contracts, including without limitation (i) the Contracts listed in Schedule 2.1 hereto; (ii) all Contracts for the sale of advertising time; and (iii) all Contracts for consideration other than cash, such as merchandise, services or promotional consideration ("Trade Agreements"). All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Liabilities."

     2.2 RETAINED LIABILITIES. Notwithstanding anything contained in this Agreement to the contrary, Shamrock expressly does not, and shall not, assume or agree to pay, satisfy, discharge or perform and will not be deemed by virtue of the execution and delivery of this Agreement to have assumed or to have agreed to pay, satisfy, discharge or perform, any liabilities, obligations or commitments of Secret of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to Shamrock, other than the Assumed Liabilities. All of such liabilities and obligations shall be referred to herein collectively as the "Retained Liabilities."

                              ARTICLE 3
                            CONSIDERATION

     3.1 DELIVERY OF CONSIDERATION. In exchange for the Denver Stations Assets, in addition to the assumption of certain obligations of Secret pursuant to Section 2.1 above, Shamrock shall, subject to Article 11 hereof, at the Closing (as hereinafter defined) deliver to Secret: (i) the Houston Station and (ii) $5,650,000 plus an additional amount equal to the product of $150,000 multiplied by the number of months (including fractions thereof) between July 31, 1996 and the earlier of the Closing or December 31, 1996, by wire transfer of immediately available funds (collectively, the "Cash Payment"), subject to adjustment pursuant to the provisions of Section 3.3 below and subject to the provisions of Section 4.1 hereof (collectively, the "Exchange Price"). Shamrock will deliver the Houston Station to Secret in accordance with the terms of an Asset Purchase Agreement among Secret, Shamrock and
                                    -4-

Chancellor dated the date hereof (the "Asset Purchase Agreement"), which is being executed concurrently herewith and is attached hereto as Exhibit A.

     3.2 ALLOCATION OF EXCHANGE PRICE. Secret and Chancellor mutually agree upon the allocation of the Exchange Price among the Denver Stations Assets as set forth on Schedule 3.2 hereto (the "Allocation"). Chancellor and Secret agree to prepare and file all income tax returns (including, if applicable, Form 8594) in a manner consistent with the Allocation and will not in connection with the filing of such returns make any allocation of the Exchange Price which is contrary to the respective Allocation. Chancellor and Secret agree to consult with each other with respect to all issues related to the Allocation in connection with any tax audits, controversy or litigation.

     3.3  ALLOCATIONS AND PRORATIONS.

     3.3.1 For purposes of calculating the net payment to be made pursuant to Section 3.3.2, all real property and personal property taxes with respect to the Denver Stations Assets for the current tax year will be prorated as of the Closing Date.

     3.3.2     Allocation and proration of the items set forth in Subsection
3.3.1 above shall be made by Chancellor and a statement thereof given to Secret within thirty (30) days after the Closing Date. Secret shall give written notice of any objection thereto within twenty (20) days after delivery of such statement, detailing the reason for such objection. If timely objection is made and the parties cannot reach agreement within thirty
(30) days thereafter as to amounts claimed by one of the parties which total at least $2,000 in the aggregate, the parties shall confer with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties (or, if they are unable to resolve the matter, they shall select a firm of independent certified public accountants to resolve the matter). If the parties cannot agree on an accountant, each party shall select an accounting firm, both of which shall review the apportionment and agree on an appropriate adjustment, and payment shall be made as agreed upon by the accounting firms. If the two accounting firms selected by the parties are unable to resolve the matter, the two accounting firms shall select a third firm of independent certified public accountants, which shall review the apportionments and make a determination of an appropriate adjustment, and whose decision will be final and binding on the parties, and whose fees and expenses shall be borne by Chancellor and Secret in accordance with the following sentence; provided, however, in no event shall the adjustment resulting from such third accountant's review fall outside the range of adjustments proposed by the accountants chosen by the parties. Payment of the fees and expenses of all accounting firms shall be apportioned between the parties as follows: each party shall pay an amount equal to the sum of all fees and expenses of the accounting firm multiplied by a fraction, the numerator of which is equal to (i) the net difference between the amount claimed by such party and the amount owed by or awarded to such party divided by (ii) the sum of (A) the net difference between the amount claimed by the successful party and the amount awarded to such party, plus (B) the net difference between the amount claimed by the unsuccessful party and the amount awarded to the successful party. The net cash payment to Chancellor or Secret, as the case may be, shall be made within ten (10) days after the statement is delivered, if no timely objection is made, or otherwise within ten (10) days after the parties reach agreement as to all disputed amounts.

                                ARTICLE 4
                                 CLOSING

     4.1 CLOSING. The parties hereto intend that the consummation of the transactions contemplated herein (the "Closing") shall occur simultaneously with the consummation of the transactions relating to the Houston Station, and agree to cooperate to achieve such consummations in a transaction that qualifies as a like-kind exchange within the meaning of Section 1031 of the Internal Revenue Code and the regulations thereunder (a "Like-Kind Exchange"). Except as otherwise mutually agreed upon by Chancellor and Secret and as otherwise set forth herein, the Closing shall occur within five
(5) business days after the FCC Consent has become a Final Order (as hereinafter defined) or such other date as may be mutually agreed to by the parties ("Closing Date"); provided, that either Secret or Chancellor may delay the Closing until five (5) business days after such time as the FCC Consent relating to the Houston Station has become a Final Order (as defined in the Asset Purchase Agreement) (the "Houston Order") so long as the Closing hereunder occurs by December 20, 1996. (A) If the Final Order or the Houston Order is not in effect by December 20, 1996 and the Asset Purchase Agreement has not been terminated by that date, the parties agree that the December 20, 1996 date set forth in the immediately preceding sentence shall be extended until June 20, 1997. If both the Final Order and the Houston Order are not in effect by June 20, 1997, the June 20, 1997 date set forth in the immediately preceding sentence shall be extended until February 14, 1998. If the Final Order is in effect and the Houston Order is not in effect by June 20, 1997, and the Asset Purchase Agreement has not been terminated by that date, the June 20, 1997 date set forth in the immediately preceding sentence shall be extended until February 14, 1998 and, at its option, Secret can identify one or more radio stations (the "Exchange Stations") and Secret, Chancellor and Shamrock agree to cooperate and take all actions reasonably requested by the other in order to qualify the exchange of the Denver Stations for the Exchange Stations as a transaction qualifying, in whole or in part, as a Like-Kind Exchange. The election by Secret to effect a Like-Kind Exchange shall not change the $33,400,000 effective exchange price for the Denver Stations; however, appropriate adjustments shall be made to such exchange price in respect of the Exchange Stations. If the Houston Order is in effect and the Final Order is not in effect by June 20, 1997, the June 20, 1997 date set forth in the immediately preceding sentence shall be extended until February 14, 1998 and, at its option, Chancellor can identify the Exchange Stations, and Secret, Chancellor and Shamrock agree to cooperate and take all actions reasonably requested by the other in order to qualify the exchange of the Houston Station for the Exchange Stations as a transaction qualifying, in whole or in part, as a Like-Kind Exchange. The election by Chancellor to effect a Like-Kind Exchange shall not change the $27,000,000 effective exchange price for the Houston Station; however, appropriate adjustments shall be made to the exchange price in respect of the Exchange Stations. In no event shall both Secret and Chancellor have the right to identify Exchange Stations. Each party shall be entitled to reimbursement of the reasonable acquisition costs incurred by it in acquiring the Exchange Stations at the direction of the other party (including any liquidated damages actually paid as a result of such party's breach or termination of a purchase agreement at the other party's direction). (B) If the Asset Purchase Agreement is terminated as a result of Chancellor's or Shamrock's material breach thereof, at Secret's option, (i) Chancellor or Shamrock shall deliver to Secret at the Closing, in lieu of the Houston Station, $27,000,000 plus the Cash Payment by wire transfer of immediately available funds or (ii) Secret can terminate this Agreement subject to Secret's reservation of its rights to liquidated damages set forth in Article 17 hereof. (C) If the Asset Purchase Agreement is terminated as a result of Secret's material breach thereof, at Chancellor's option, (i) Chancellor shall deliver to Secret at the Closing, in lieu of the Houston Station, $27,000,000 plus the Cash Payment by wire transfer of immediately available funds or (ii) Chancellor can terminate this Agreement subject to Chancellor's reservation of its rights to liquidated damages set forth in Article 17 hereof. (D) In the event that Secret is required to proceed with the Closing on a cash basis, Chancellor will permit Secret to take any and all reasonable steps to effectuate a deferred Like-Kind Exchange transaction as long as such steps do not (i) relieve Secret of any of its obligations hereunder and Secret remains fully obligated hereunder, (ii) delay the Closing, or (iii) increase Chancellor's financial obligations hereunder. Secret agrees to reimburse Chancellor for any reasonable costs and expenses (including reasonable attorney's fees) incurred as a result of this accommodation to Secret. (E) For purposes of the Agreement, "Final Order" means action by the FCC consenting to the assignments contemplated by this Agreement which is not reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which action no timely request for stay, petition for rehearing, or reconsideration, application for review or appeal is pending, and as to which the time for filing any such request, petition or appeal or reconsideration by the FCC on its own motion has expired. The Closing shall be held in the offices of Chancellor Radio Broadcasting Company, 12655 North Central Expressway, Suite 405, Dallas, Texas 75243, or at such place as the parties hereto may agree.


                                 ARTICLE 5
                          GOVERNMENTAL CONSENTS

     5.1 FCC CONSENT. It is specifically understood and agreed by Chancellor and Secret that the Closing and the assignment of the Denver Stations Licenses and the transfer of the Denver Stations Assets are expressly conditioned on and are subject to the prior consent and approval of the FCC ("FCC Consent").

     5.2 FCC APPLICATION. Within five business days after the execution of this Agreement or such earlier time as shall be agreed to by all of the parties hereto, Chancellor and Secret shall file the application with the FCC for the FCC Consent ("FCC Application"). Chancellor and Secret shall prosecute the FCC Application with all reasonable diligence and otherwise use their best efforts to obtain the FCC Consent as expeditiously as practicable (but neither Chancellor nor Secret shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon Chancellor or Secret or upon any of their Affiliates).
If the FCC Consent imposes any condition on Chancellor or Secret, such party shall use its best efforts to comply with such condition; provided, however, that neither Chancellor nor Secret shall be required hereunder to comply with any condition that would have a material adverse effect upon it or any of its Affiliates. If reconsideration or judicial review is sought with respect to the FCC Consent, the party affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to Article 16 hereof.

     5.3 FILINGS. As promptly as practicable after the execution of this Agreement, Chancellor and Secret shall use their reasonable efforts to obtain, and to cooperate with each other in obtaining, all authorizations, consents, orders and approvals of any governmental authority that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, and to take all reasonable actions to avoid the entry of any order or decree by any governmental authority prohibiting the consummation of the transactions contemplated hereby, including without limitation, any reports or notifications that may be required to be filed by it under the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act") with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and each shall furnish to one another all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.


                                 ARTICLE 6
                REPRESENTATIONS AND WARRANTIES OF CHANCELLOR

     Chancellor and Shamrock, jointly and severally, make the following representations and warranties to Secret.

     6.1 ORGANIZATION AND STANDING. Each of Chancellor and Shamrock is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     6.2 AUTHORIZATION AND BINDING OBLIGATION. Each of Chancellor and Shamrock has all necessary corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own or lease the Denver Stations Assets and to carry on the business of the Denver Stations upon the consummation of the transactions contemplated by this Agreement. Each of Chancellor's and Shamrock's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action behalf of each of Chancellor and Shamrock. This Agreement has been duly executed and delivered by each of Chancellor and Shamrock and, assuming the due authorization, execution and delivery of this Agreement by Secret, this Agreement constitutes the valid and binding obligation of each of Chancellor and Shamrock, enforceable against it in accordance with its terms, except as limited by laws affecting creditors, rights or equitable principles generally.

     6.3 QUALIFICATION. To each of Chancellor's and Shamrock's knowledge, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify or prohibit Chancellor or Shamrock as an assignee of the Denver Stations Licenses.

     6.4 ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth in Article 5 hereof with respect to governmental consents or otherwise disclosed in Schedule 6.4 hereto, the execution, delivery and performance of this Agreement by Chancellor and Shamrock: (a) do not violate or conflict with any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Chancellor or Shamrock; (b) do not require the consent of any third party not affiliated with Chancellor or Shamrock; (c) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Chancellor or Shamrock is a party; and (d) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement, instrument, license or permit to which Chancellor or Shamrock is now subject.

     6.5 LITIGATION: COMPLIANCE WITH LAW. There is no litigation, administrative actions, arbitration or other proceeding, or petition, complaint or investigation before any court or governmental body, pending against Chancellor or Shamrock that would adversely affect Chancellor's or Shamrock's ability to perform its obligations pursuant to this Agreement or the agreements to be executed by Chancellor or Shamrock in connection herewith. Neither Chancellor nor Shamrock has committed no violation of any applicable law, regulation or ordinance or any other requirement of any governmental body or court which would have a material adverse effect on Chancellor or Shamrock or their respective ability to perform their respective obligations pursuant to this Agreement or the agreements to be executed in connection herewith.

     6.6 FINANCIAL CAPACITY. Each of Chancellor and Shamrock has the financial capacity to satisfy all of its obligations under this Agreement.

     6.7  COMMISSION OR FINDER'S FEES.   Neither Chancellor or Shamrock nor
any person or entity acting on behalf of Chancellor or Shamrock has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity.


                                  ARTICLE 7
                 REPRESENTATIONS AND WARRANTIES OF SECRET

     Secret hereby makes the following representations and warranties to Chancellor and Shamrock:

     7.1 ORGANIZATION AND STANDING. Secret is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the partnership power and authority to own, lease and operate the Denver Stations Assets and to carry on the business of the Denver Stations as now being conducted.

     7.2 AUTHORIZATION AND BINDING OBLIGATION. Secret has the partnership power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and the execution, delivery and performance of this Agreement, and the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by Secret and, assuming the due authorization, execution and delivery of this Agreement by Chancellor and Shamrock, constitutes the valid and binding obligation of Secret enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditor's rights or equitable principles generally.

     7.3 ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth in Article 5 with respect to governmental consents and as set forth in Schedule 7.8 with respect to consents required in connection with the assignment of certain Contracts, the execution, delivery and performance of this Agreement by Secret: (a) will not conflict with, result in a breach of, or constitute a violation of or default under, the provisions of Secret's certificate of incorporation or by-laws or any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Secret is a party or by which Secret or any of the Denver Stations Assets are bound; or (b) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any material Contract, Trade Agreement, agreement, instrument, license or permit to which either Secret or any of the Denver Stations Assets is now subject; other than in the case of
(a) or (b) any such conflicts, violations or defaults which would not, individually or in the aggregate have a material adverse effect on the Denver Stations.

     7.4 COMPLIANCE WITH FCC REGULATIONS. (a) The operation of the Denver Stations and all of the Denver Stations Assets are in compliance in all material respects with (i) all applicable engineering standards required to be met under applicable FCC rules, (ii) all Denver Stations Licenses and
(iii) all other applicable federal, state and local rules, regulations, requirements and policies, including, but not limited to, equal employment opportunity policies of the FCC, all applicable painting and lighting requirements of the FCC and the Federal Aviation Administration and ANSI Radiation Standards C95.1 - 1982 to the extent required to be met under applicable FCC rules and regulations.

     (b) The Denver Stations Licenses are in full force and effect and constitute the only licenses and authorizations required from the FCC and necessary for the operations of the Denver Stations as conducted by Secret.

     7.5 PERSONAL PROPERTY. Schedule 7.5 hereto contains a list of all material tangible personal property and assets owned or held by Secret and used or useful in the conduct of the business and operations of the Denver Stations. Except as disclosed in Schedule 7.5, Secret owns and has, and following the Closing, Shamrock will have, good and indefeasible title to all such property (and to all other tangible personal property and assets to be transferred to Shamrock hereunder), and none of such property is, or at the Closing will be, subject to any material security interest, mortgage, pledge, conditional sales agreement, lease, license, or other lien or encumbrance other than Permitted Encumbrances (as hereinafter defined).

     7.6  REAL PROPERTY.

          7.6.1 Schedule 7.6 hereto contains a complete and accurate list and description of all material real property owned and leased by Secret and used by the Denver Stations and all agreements, leases and contracts of Secret relating to the tower, transmitter, studio site and offices of the Denver Stations (collectively the "Real Estate Contracts"). The Real Estate Contracts requiring the consent of a third party to assignment are identified by an asterisk in
Schedule 7.6.

          7.6.2 The Real Estate Contracts listed on Schedule 7.6 are in full force and effect and are valid, binding and enforceable in accordance with their terms.

          7.6.3 Secret has and shall convey to Chancellor good and indefeasible fee simple title to the owned Real Estate free and clear of any mortgages, liens, charges and encumbrances, except the liens and encumbrances described in
Schedule 7.6 hereto and such other liens and encumbrances which, in the aggregate, will not have a material adverse effect on the Denver Stations Assets or the operation of the Denver Stations ("Permitted Encumbrances").

     7.7 CONTRACTS. Schedule 7.7 hereto lists all material Contracts to which Secret is a party as of the date of this Agreement. Those Contracts requiring the consent of a third party to assignment are identified by an asterisk in
Schedule 7.7. Secret has delivered to Chancellor true and complete copies of all written contracts listed on Schedule 7.7.

     7.8 STATUS OF CONTRACTS. Except as set forth in Schedule 7.8, Secret is not in default under any of the Contracts set forth on Schedule 7.7, except such defaults which, in the aggregate, will not have a material adverse effect on the Denver Stations Assets or the operation of the Denver Stations.

     7.9  ENVIRONMENTAL.

          (i) The real property and facilities owned, operated and leased by Secret in the operation of the Denver Stations and the operations of the Denver Stations thereon are in substantial compliance with all applicable federal, state and local statutes, codes, rules, or regulations relating to the environment, natural resources and public or employee health and safety ("Environmental Laws");

          (ii) No judicial proceedings are pending or, to Secret's knowledge, threatened against Secret alleging the violation of any Environmental Law (and, to Secret's knowledge, there are no administrative proceedings alleging the violation of any Environmental Law pending or threatened against Secret in respect of the operation of the Denver Stations) and no notice from any Governmental Entity or other person has been given to Secret claiming any violation of any Environmental Laws in connection with any real property or facility owned, operated or leased by Secret and used in the operation of the Denver Stations, or requiring any repairs, work, construction, alterations or installations on or in connection with any real property or facility owned, operated or leased by Secret and used in the operation of the Denver Stations that are needed in order to comply with any Environmental Laws and that have not been complied with or otherwise resolved to satisfaction of the party giving notice;

          (iii) All substances, materials or wastes that are regulated by federal, state or local government, including without limitation, any substance, material or waste that is defined as a "hazardous waste," "hazardous material," "hazardous substance," "toxic waste" or "toxic substance," under any provision of Environmental Law, used or generated by Secret in the operation of the Denver Stations or, to Secret's knowledge, any of its predecessors ("Hazardous Substances"), on any of the owned or leased real property or facilities of Secret used in the operation of the Denver Stations have been stored, used, treated, and disposed of by such persons or on their behalf in such manner as not to result in any Environmental Costs or Liabilities. "Environmental Costs and Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law, order of, or contract of Secret with, any Governmental Entity or other person and exceeding $100,000 individually or in the aggregate; and

          (iv) There are not now, nor have there been in the past, on, in or under any real property or facilities when owned, leased or operated by Secret in the operation of the Denver Stations or, to Secret's knowledge, when owned, leased or operated by any of its predecessors and used in the operation of the Denver Stations, any of the following that are in a condition that violates any Environmental Law in any material respect or that reasonably could be expected to require remediation under customary broadcast industry standards: any (w) underground storage tanks, aboveground storage tanks, dikes or impoundments, (x) asbestos containing materials, (y) polychlorinated biphenyls or (z) radioactive substances; and

          (v) The Denver Stations's operations do not have a significant environmental impact, as defined by 47 C.F.R. Section 1.1307.

Notwithstanding anything herein to the contrary, no representations or warranties shall be deemed to have been made in this Section 7.9 by Secret with respect to any "multi-tenant" facilities and the real property on which such facilities are located where Secret or its subsidiaries or predecessors are or were lessees and do not have any liability or responsibility for any matters arising under Environmental Laws with respect to those portions of the multi-tenant facilities not leased by them.

     7.10 INTELLECTUAL PROPERTY. Schedule 7.10 hereto is a true and complete list of all material Intellectual Property applied for, issued to or owned by Secret or under which Secret is a licensee and used exclusively in the conduct of the business and operations of the Denver Stations. To the knowledge of Secret, the operation of the Denver Stations as now conducted does not conflict with any valid patents, trademarks, trade names, service marks or copyrights of others in any way which is reasonably likely to have a material adverse effect on the Denver Stations Assets or the operation of the Denver Stations.

     7.11 PERSONNEL INFORMATION. Secret has previously delivered to Chancellor a true and complete list of all persons employed by the Denver Stations and a list of all material compensation arrangements with such employees (other than Employee Benefit Plans listed on Schedule 7.13). Secret is not a party to any Contract with any labor organization, nor has Secret agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any employees of Secret. Secret has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of Secret.

     7.12 LITIGATION. Except as set forth in Schedule 7.12 hereto, Secret is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree relating to the conduct of the business or the operation of the Denver Stations or any of the Denver Stations Assets, and there is no litigation, administrative action, proceeding or investigation pending or, to the knowledge of Secret, threatened against Secret or the Denver Stations in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Denver Stations Licenses), or before any other tribunal duly authorized to resolve disputes which, if determined adversely, will have a material adverse effect on the Denver Stations Assets or the operation of the Denver Stations.

     7.13 EMPLOYEE BENEFIT PLANS. Schedule 7.13 hereto contains a true and complete list as of the date of this Agreement of all employee benefit plans applicable to the employees of Secret employed at the Denver Stations ("Employee Benefit Plans"). Secret does not maintain any other employee benefit plan as the term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), applicable to the employees of Secret employed at the Denver Stations. None of the Employee Benefit Plans constitutes a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

     7.14 COMMISSIONS OR FINDER'S FEES. Neither Secret nor any person or entity acting on behalf of Secret has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity.

     7.15 INSURANCE. Secret has insurance policies in full force and effect for such amounts as are sufficient for material compliance with all requirements of law and all agreements to which Secret is a party or by which it is bound.

     7.16 FINANCIAL STATEMENTS. Secret has previously delivered to Chancellor unaudited financial statements of the Denver Stations for the year ending December 31, 1995. The financial statements have been prepared in accordance with generally accepted accounting procedures applied on a consistent basis throughout the periods covered thereby, and present fairly, in all material respects, the financial position, the results of operations and cash flow as of the dates and for the periods then ending, subject to normal and customary year-end adjustments.

     7.17 KNOWLEDGE. As used in this Article 7, the terms "to Secret's knowledge and "to the knowledge of Secret" shall mean the actual knowledge of the persons listed on Schedule 7.17.


                                  ARTICLE 8
                    COVENANTS OF CHANCELLOR AND SHAMROCK

     8.1 CLOSING. Subject to Article 11 hereof, on the Closing Date, Shamrock shall acquire the Denver Stations Assets from Secret as provided in Article 1 hereof and shall assume the Assumed Liabilities of Secret as provided in Article 2 hereof.

     8.2 NOTIFICATION. Chancellor and Shamrock shall notify Secret of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Chancellor or Shamrock which challenges the transactions contemplated hereby.

     8.3 NO INCONSISTENT ACTION. Neither Chancellor nor Shamrock shall not take any other action which is materially inconsistent with its obligations under this Agreement.

     8.4 SECRET'S POST-CLOSING ACCESS. Chancellor and Shamrock, for a period of five (5) years following the Closing Date, shall make available during normal business hours for audit and inspection by Secret and its representatives for any reasonable purpose and upon reasonable notice all records, files, documents and correspondence transferred to it hereunder with respect to taxes, regulations, and litigations. Chancellor and Shamrock shall at no time dispose of or destroy any such records, files, documents and correspondence without giving thirty (30) days prior notice to Secret to permit Secret, at its expense, to examine, duplicate or take possession of and title to such records, files, documents and correspondence. All personnel records shall be maintained as confidential if required by any applicable state or federal law.

     Chancellor and Shamrock shall make available to Secret during normal business hours upon reasonable notice in writing: (i) personnel of Chancellor and Shamrock to assist Secret in locating and obtaining records and files with respect to the Denver Stations for periods prior to the Closing Date; and (ii) any personnel of Chancellor and Shamrock whose assistance or participation is reasonably required by Secret in anticipation of, preparation for, or the prosecution or defense of existing or future litigation, tax returns or other matters, in which Secret is involved with respect to the Denver Stations; provided, however, that nothing in this Section 8.4 shall obligate Chancellor and Shamrock to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any contract or agreement to which it is a party or to which it or any of its assets is subject or grant access to any of its proprietary, confidential or classified information.

     8.5 EMPLOYEE MATTERS. (a) Secret shall make available each Station's personnel during normal business hours for Chancellor to interview and within fifteen (15) days after the execution of this Agreement, Chancellor shall notify Secret of the names of the employees whom Chancellor shall offer employment. Secret hereby consents to Chancellor making such offers of employment subject to the effectiveness of a Time Brokerage Agreement relating to the Stations between the parties of even date herewith. Secret shall be responsible for all obligations or liabilities to those employees not offered employment by Chancellor, and Chancellor shall have no obligations with respect to those employees.

          (b) No portion of the assets of any Plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Secret (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Chancellor or Shamrock, and Chancellor and Shamrock shall not be required to continue, nor shall Chancellor and Shamrock assume any obligation under, any such plan, fund, program or arrangements after the Closing Date.


                                  ARTICLE 9
                            COVENANTS OF SECRET

     9.1 SECRET'S PRE-CLOSING COVENANTS. Secret covenants and agrees with respect to the Denver Stations that between the date hereof and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Chancellor or Shamrock, it shall act in accordance with the following:

          9.1.1 Secret shall conduct the business and operations of the Denver Stations in the ordinary course of business.

          9.1.2 Secret shall operate the Denver Stations in all material respects in accordance with FCC rules and regulations and the Denver Stations Licenses and with all other laws, regulations, rules and orders.

          9.1.3 Secret shall give or cause the Denver Stations to give Chancellor and Chancellor's counsel, accountants, engineers and other representatives, with Secret's prior consent (which consent shall not be unreasonably withheld), full and reasonable access during normal business hours to all of Secret's properties, books, Contracts, Trade Agreements, reports and records including financial information and tax returns relating to the Denver Stations, and to all real estate, buildings and equipment relating to the Denver Stations, in order that Chancellor may have full opportunity to make such investigation as it desires of the affairs of the Denver Stations and to furnish Chancellor with information, and copies of all documents and agreements including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Denver Stations, that Chancellor may reasonably request. The rights of Chancellor under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of the Denver Stations.

          9.1.4 CONSENTS. Secret will use reasonable efforts to obtain the third-party consents listed on Schedule 9.1.4.

     9.2 NO INCONSISTENT ACTION. Secret shall not take any action which is materially inconsistent with its obligations under this Agreement.

     9.3 CLOSING COVENANT. On the Closing Date, Secret shall transfer, convey, assign and deliver to and Shamrock the Denver Stations Assets and the Assumed Liabilities as provided in Articles 1 and 2 of this Agreement.


                                  ARTICLE 10
                                JOINT COVENANTS

     Chancellor, Shamrock and Secret covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

     10.1 CONFIDENTIALITY. Each of Chancellor, Shamrock and Secret shall each keep confidential all information obtained by it with respect to the other parties hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to each other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (i) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, or
(ii) is or becomes
publicly known through no fault of the receiving party or its agents, or
(iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice), or (iv) is developed by the receiving party independently of the disclosure by the disclosing party.

     10.2 COOPERATION. Chancellor, Shamrock and Secret shall cooperate fully with one another in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it or any Affiliate.

     10.3 CONTROL OF DENVER STATIONS. Chancellor and Shamrock shall not, directly or indirectly, control or direct the operations of the Denver Stations. Such operations, including complete control over Denver Stations programming, employees and policies, shall be the sole responsibility of Secret.

     10.4 BULK SALES LAWS. Chancellor and Shamrock hereby waives compliance by Secret with the provisions of the "bulk sales" or similar laws of any state. Secret agrees to indemnify Chancellor and Shamrock and hold them harmless from any and all loss, cost, damage and expense (including but not limited to, reasonable attorney's fees) sustained by Chancellor and Shamrock as a result of any failure of Secret to comply with any "bulk sales" or similar laws.

     10.5 PUBLIC ANNOUNCEMENTS. Neither Chancellor or Shamrock nor Secret shall issue any press release or make any disclosure with respect to the transaction contemplated by this Agreement without the prior written approval of the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

                                  ARTICLE 11
                     CONDITIONS OF CLOSING BY CHANCELLOR

     The obligations of Chancellor and Shamrock hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

     11.1 REPRESENTATIONS, WARRANTIES AND COVENANTS.

          11.1.1 All representations and warranties of Secret made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement and for such breaches of representations and warranties that, in the aggregate, will not have a material adverse effect on the Denver Stations Assets or the operation of the Denver Stations.

          11.1.2 All of the terms, covenants and conditions to be complied with and performed by Secret on or prior to the Closing Date shall have been complied with or performed in all material respects.

          11.1.3 Chancellor shall have received a certificate, dated as of the Closing Date, from Secret, executed by an officer of Secret to the effect that the conditions set forth in Sections 11.1.1 and 11.1.2 have been fulfilled.

     11.2 GOVERNMENTAL CONSENTS. The conditions specified in Section 5.1 of this Agreement shall have been satisfied.

     11.3 ADVERSE PROCEEDINGS. No order, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

     11.4 CLOSING DOCUMENTS. Secret shall have delivered or caused to be delivered to Shamrock, on the Closing Date, all deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer consistent with the terms hereof and otherwise reasonably satisfactory in form and substance to Shamrock, effecting the sale, transfer, assignment and conveyance of the Denver Stations Assets to Shamrock, including, without limitation, each of the documents required to be delivered pursuant to
Article 14.

     11.5 PRE-MERGER NOTIFICATION. Any waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have elapsed.


                                  ARTICLE 12
                      CONDITIONS OF CLOSING BY SECRET

     The obligations of Secret hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

     12.1 REPRESENTATIONS, WARRANTIES AND COVENANTS.

          12.1.1 All representations and warranties of Chancellor and Shamrock shall be true and complete on and as of the Closing Date, except for changes expressly permitted or contemplated by the terms of this Agreement and for such breaches of representations and warranties that, in the aggregate, will not have a material adverse effect on the ability of Chancellor and Shamrock to discharge their obligations hereunder.

          12.1.2 All the terms, covenants and conditions to be complied with and performed by Chancellor and Shamrock on or prior to the Closing Date shall have been complied with or performed in all material respects.

          12.1.3 Secret shall have received a certificate, dated as of the Closing Date, executed by an officer of Chancellor and Shamrock, to the effect that the conditions set forth in Sections 12.1.1 and 12.1.2 have been satisfied on and as of the Closing Date.

     12.2 GOVERNMENTAL CONSENTS. The conditions specified in Section 5.1 of this Agreement shall have been satisfied. For purposes of this Section 12.2, the condition specified in Section 5.1 shall be deemed to be satisfied whether or not the FCC Consent has become a Final Order, unless a petition to deny has been filed against the FCC assignment applications for the proposed transaction.

     12.3 ADVERSE PROCEEDINGS. No order, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.


                                  ARTICLE 13
                      TRANSFER TAXES: FEES AND EXPENSES

     13.1 EXPENSES. Except as set forth in Sections 13.2, 13.3 and 16.2 hereof, each party hereto shall be solely responsible for all costs and expense incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement, including, but not limited to, the costs and expenses incurred pursuant to Article 5 hereof.

     13.2 TRANSFER TAXES AND SIMILAR CHARGES. All costs of transferring the Denver Stations Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne by Chancellor or Shamrock.

     13.3 GOVERNMENTAL FILING OR GRANT FEES. Any filing or grant fees imposed by any governmental authority the consent of which is required for the consummation of the transactions contemplated hereby shall be borne by Chancellor or Shamrock.

                                  ARTICLE 14
                    DOCUMENTS TO BE DELIVERED AT CLOSING

     14.1 SECRET'S DOCUMENTS. At the Closing, Secret shall deliver or cause to be delivered to Chancellor or Shamrock the following:

          14.1.1 Certified resolutions of the Board of Directors of Secret approving the execution and delivery of this Agreement and each of the other documents and authorizing the consummation of the transactions contemplated hereby and thereby;

          14.1.2 Certificates, dated the Closing Date, by Secret in the form described in Section 11.1.3; and

          14.1.3 Bills of Sale, assignments and other good and sufficient instruments of conveyance, transfer and assignment, all in form and substance consistent with the terms hereof and otherwise reasonably satisfactory to Shamrock, as shall be effective to vest in Shamrock or its permitted assignees, good and marketable title in and to the Denver Stations Assets transferred pursuant to this Agreement in accordance with the terms of this Agreement.

          14.1.4  The consents listed on Schedule 9.1.4.

          14.1.5 A legal opinion of counsel for Secret in form and substance reasonably satisfactory to Chancellor.

     14.2 CHANCELLOR'S AND SHAMROCK'S DOCUMENTS. At the Closing, Chancellor shall deliver or cause to be delivered to Secret the following:

          14.2.1  The Exchange Price in accordance with Section 3.1 hereof;

          14.2.2 A certificate, dated the Closing Date, by Chancellor and Shamrock in the form described in Section 12.1.3;

          14.2.3 Long-Form Certificate of Good Standing (including tax certification) of Chancellor and Shamrock and certified charter of Chancellor from the State of Delaware dated not more than forty-five (45) days before the Closing Date;

          14.2.4 An assignment and assumption agreement or agreements reasonably satisfactory in form and substance to counsel to Secret effecting the assumption of the Assumed Liabilities; and

          14.2.5 Certified resolutions of the Board of Directors of Chancellor and Shamrock approving the execution and delivery of this Agreement and each of the other documents and agreements referred to herein and authorizing the consummation of the transactions contemplated hereby and thereby.

     14.2.6 A legal opinion of counsel for Chancellor in form and substance reasonably satisfactory to Secret.

     14.3 DENVER STATIONS ASSETS. At the Closing, Secret will put Shamrock into full possession and control of the Denver Stations Assets.

                                  ARTICLE 15
                               INDEMNIFICATION

     15.1 INDEMNIFICATION BY SECRET. Secret hereby agrees to indemnify, defend and hold harmless Chancellor and Shamrock, with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including, without limitation, interest, penalties, court costs and reasonable attorneys' fees) ("Damages") asserted against, resulting from, imposed upon or incurred by Chancellor and Shamrock directly or indirectly relating to or arising out of:

     15.1.1 The breach by Secret of any of its representations or warranties, or failure by Secret to perform any covenants or agreements of Secret, set forth in this Agreement or in any certificate, or in any document or schedule delivered hereunder;

     15.1.2    The Retained Liabilities;

     15.1.3 The use or ownership of the Denver Stations Assets or operation of the Denver Stations prior to the Closing Date; and

     15.1.4 A claim by any person or entity based on any arrangement or agreement to pay a commission, finder's fee or similar payment in connection with this Agreement made or alleged to have been made by Secret.

     15.2 INDEMNIFICATION BY CHANCELLOR. Chancellor and Shamrock, jointly and severally, hereby agree to indemnify, defend and hold harmless Secret with respect to any and all Damages asserted against, resulting from, imposed upon or incurred by Secret directly or indirectly relating to or arising out of:

     15.2.1 The breach by Chancellor or Shamrock of any of their representations or warranties, or failure by Chancellor or Shamrock to perform any covenants or agreements of Chancellor or Shamrock set forth in this Agreement;

     15.2.2    The Assumed Liabilities;

     15.2.3 The use or ownership of the Denver Stations Assets or operation of the Denver Stations after the Closing Date; and

     15.2.4 A claim by any person or entity based on any arrangement or agreement to pay a commission, finder's fee or similar payment in connection with this Agreement made or alleged to have been made by Chancellor or Shamrock.

     15.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall survive the Closing and remain in full force and effect for nine months after the Closing Date. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided which specifically identifies a particular breach and the underlying facts and Damages relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time.

     15.4 PROCEDURES.

     15.4.1 Promptly (within ten days) after the receipt by any party (the "Indemnified Party") of notice of (a) any claim or (b) the commencement of any action or proceeding which may entitle such party to indemnification under this
Article 15, such party shall give the party from whom indemnification may be sought (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim.

     15.4.2 If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom with counsel reasonably acceptable to the Indemnified Party, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Indemnified Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom; however, the Indemnified Party may participate, at its expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Indemnified Party, or enter into any settlement, except with the written consent of the Indemnified Party. Any settlement must include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation.

     15.4.3 If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may, but shall have no obligation to, defend against such claim or litigation in such manner as it may deem appropriate, and the Indemnified Party may compromise or settle such claim or litigation without the Indemnifying Party's consent. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of all expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation. If no settlement of the claim or litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or litigation.

     15.5 LIMITS ON AND CONDITIONS OF INDEMNIFICATION.

          15.5.1    THRESHOLD AMOUNT: CAP.
Notwithstanding any other provision hereof, no Indemnified Party shall be entitled to make a claim against an Indemnifying Party in respect of any breach of a representation or warranty under Sections 15.1.1 or 15.2.1 except to the extent that the aggregate amount of such Damages exceeds the amount of $118,400 (the "Threshold Amount"); provided, however, that once such aggregate has been exceeded, such Indemnifying Party shall only be liable for the amount that such Damages exceed the Threshold Amount. Notwithstanding any other provision of this Agreement, neither the indemnity obligation of Secret under Section 15.1 nor the indemnity obligation of Chancellor under Section 15.2 will exceed $1,600,000.

     15.5.2 ASSIGNMENT OF CLAIMS. In the event that any of the Damages for which an Indemnifying Party is responsible or allegedly responsible hereunder are recoverable or potentially recoverable against any third party at the time when payment is due under this Article 15, then, the Indemnified Party shall assign any and all rights that it may have that are related in any fashion to the Damages or the facts or circumstances giving rise thereto to the Indemnifying Party as a condition to any payment due under this Article 15, or, if such rights are not assignable under applicable law or otherwise, the Indemnified Party hereunder shall attempt in good faith to collect any and all damages and losses on account thereof from such third party for the benefit of, and at the expense and direction of, the Indemnifying Party.

     15.5.3 INDEMNITY PAYMENTS. The parties agree that any payments made pursuant to this Article 15 will be treated by the parties on all applicable tax returns as an adjustment to the purchase price payable hereunder.

     15.5.4 EXCLUSIVE REMEDY POST-CLOSING. As between Secret, on the one hand, and Chancellor, on the other hand, after the Closing, the rights and obligations set forth in this Article 15 will be the exclusive rights and obligations with respect to this Agreement, the events giving rise to this Agreement and the transaction provided for herein or contemplated thereby. Without limiting the generality or effect of the foregoing, as a material inducement to the other parties hereto entering into this Agreement, each of the parties to this Agreement hereby (i) waives any claim or cause of action which it otherwise might assert, including without limitation under the common law or federal or state securities, trade regulation or other laws, by reason of this Agreement, the event giving rise to this Agreement and the transactions provided for herein or contemplated hereby or thereby, except for claims or causes of action brought under and subject to the terms and conditions of this Article 15 and (ii) agrees that, regardless of the foregoing provisions, no party will have any liability in respect of any claim or cause of action that is or may be brought except in respect of damages, and then only to the extent expressly provided in this Article 15. Nothing contained in this Section 15.5.4 shall preclude any party hereto from obtaining the remedies set forth in Section 17.1 of this Agreement in the event this Agreement is terminated.

                                 ARTICLE 16
                             TERMINATION RIGHTS

     16.1 TERMINATION. This Agreement may be terminated at any time prior to Closing as follows:

     (a) by written notice of Chancellor to Secret if Secret breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Chancellor or by written notice of Secret to the Chancellor if Chancellor or Shamrock breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Secret; or

               (b) by written notice of Chancellor to Secret, or by Secret to Chancellor, if the FCC denies the FCC Application or designates it for a trial-type hearing; or

               (c) by written notice of Chancellor to Secret, or by Secret to Chancellor, if there shall be in effect any judgment, final decree or order that would prevent or make unlawful the consummation of the transactions contemplated by this Agreement;

               (d) by written notice of Chancellor to Secret, or by Secret to the Chancellor, if the Closing shall not have been consummated on or before February 14, 1998.

               (e)  by written notice of Secret to Chancellor pursuant to
Section 4.1(B) hereof; or

               (f)  by written notice of Chancellor to Secret pursuant to
Section 4.1(C) hereof.

Notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is in material default or breach of this Agreement.

     16.2 SCHEDULES.     Secret will deliver to Shamrock, within 10 days
immediately following the date of this Agreement, all schedules required to be delivered under this

Agreement and certain financial information requested by Shamrock. Shamrock shall be permitted, for a period of 10 days immediately following its receipt of such schedules and information, to terminate this Agreement if it is not satisfied with such schedules and information in its reasonable judgment exercised in good faith. Following such termination, the parties shall have no further obligation to one another in respect of this Agreement.

                                 ARTICLE 17
                          MISCELLANEOUS PROVISIONS

     17.1 LIQUIDATED DAMAGES: SPECIFIC PERFORMANCE.

     (a) In the event this Agreement is terminated as a result of Chancellor's or Shamrock's breach of this Agreement, Secret shall be entitled to (i) receive $1,600,000 from Chancellor, which amount shall constitute liquidated damages or
(ii) subject to Section 17.1(b) below, obtain specific performance of the terms of this Agreement. In the event this Agreement is terminated as a result of Secret's breach of this Agreement, Chancellor shall be entitled to (i) receive $1,600,000 from Secret, which amount shall constitute liquidated damages or (ii) obtain specific performance of the terms of this Agreement. In the event this Agreement is terminated pursuant to Section 16.1(e) above, Secret shall be entitled to receive $1,600,000 from Chancellor, which amount shall constitute liquidated damages. In the event this Agreement is terminated pursuant to
Section 16.1(f) above, Chancellor shall be entitled to receive $1,600,000 from Secret, which amount shall constitute liquidated damages. It is understood and agreed that such liquidated damage amount represents Chancellor's, Shamrock's and Secret's reasonable estimate of actual damages and does not constitute a penalty. Except as set forth in this Section 17.1, recovery of liquidated damages shall be the sole and exclusive remedy of Secret against Chancellor and of Chancellor and Shamrock against Secret for failing to consummate this Agreement on the Closing Date and shall be applicable regardless of the actual amount of damages sustained and, subject to this Section 17.1, all other remedies are deemed waived by each of Chancellor, Shamrock and Secret, except the right of either party to sue the other party for failure to pay the liquidated damages.

     (b) The parties hereto agree that in the event Chancellor seeks to enforce its right to specific performance in accordance with this Section 17.1, Secret shall then be entitled to obtain specific performance of the terms of this Agreement. In the event of a default by either Chancellor or Secret which results in the filing of a lawsuit for liquidated damages or specific performance, the successful party in such lawsuit shall be entitled to reimbursement by the unsuccessful party of reasonable legal fees and expenses incurred by the successful party.

          17.2 CERTAIN INTERPRETIVE MATTERS AND DEFINITIONS. Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement,
(ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof, (iv) "or" is disjunctive but not necessarily exclusive, (v) words in the singular include the plural and VICE VERSA, and (vi) the term "Affiliate" has the meaning given it in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended. All references to "$" or dollar amounts will be to lawful currency of the United States of America.

     17.3 FURTHER ASSURANCES. After the Closing, Secret shall from time to time, at the request of and without further cost or expense to Chancellor and Shamrock, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby to vest in Shamrock good and marketable title to the assets being transferred hereunder, and Chancellor and Shamrock shall from time to time, at the request of and without further cost or expense to Secret, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively relieve Secret of any obligations being assumed by Shamrock hereunder.

     17.4 BENEFIT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other parties hereto, except for any assignment to an Affiliate of Chancellor or Secret in which case Chancellor or Secret, as appropriate, shall remain fully obligated under this Agreement as an assignor.

     17.5 AMENDMENTS. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

     17.6 HEADINGS. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     17.7 GOVERNING LAW. The construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the choice of law provisions thereof.

     17.8 NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, including by telecopy, and shall be deemed to have been duly delivered and received on the date of personal delivery, on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested, on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery or when dispatched by facsimile transmission and shall be addressed to the following addresses, or to such other address as any party may request, in the case of Secret, by notifying Chancellor, and in the case of Chancellor, by notifying Secret:

     To Chancellor:   Chancellor Radio Broadcasting Company
     or Shamrock      12655 North Central Expressway
                      Suite 405
                      Dallas, Texas 75243
                      Attention:   Steven Dinetz
                      Fax:  (214) 239-0220

     Copy to:         Matthew L. Leibowitz
                      Leibowitz & Associates, P.A.
                      One S.E. Third Avenue, Suite 1450
                      Miami, Florida 33131
                      Fax:  (305) 530-9417

     To Secret:       Secret Communications, L.P.
                      312 Walnut Street
                      Suite 3550
                      Cincinnati, Ohio 45202
                      Attn:   Frank E. Wood
                      Fax:  (513) 621-3299

     Copy to:         Frost & Jacobs
                      2500 PNC Center
                      201 East Fifth Street
                      Cincinnati, OH 45202
                      Attention:   Neil Ganulin
                      Fax:    (513) 651-6981

                      Secret Communications
                      c/o Lane Industries
                      1200 Shermer Road
                      Northbrook, IL 60062
                      Attention:   Arthur J. Schiller
                      Fax:   (708) 498-2104

     17.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

     17.10 NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

     17.11 SEVERABILITY. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

     17.12 SOLICITATION OF EMPLOYEES. During the period from the Closing Date through the third anniversary thereof, Secret will not initiate contact with any employee of Shamrock in the Denver, Colorado market for the purpose of soliciting, hiring, attempting to hire or in any manner attempting to induce such employee to leave the employment of Shamrock to be employed in any capacity with Secret.

     17.13 UNDERTAKING. Chancellor hereby agrees to cause Shamrock to perform all of its obligations under this Agreement and hereby guarantees the performance of such obligations by Shamrock.

     17.14 ENTIRE AGREEMENT. This Agreement and the exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                       CHANCELLOR BROADCASTING COMPANY



                                       By: /s/ STEVEN DINETZ
                                          -------------------------------
                                           Steven Dinetz
                                           President


                                       SHAMROCK BROADCASTING, INC.



                                       By: /s/ STEVEN DINETZ
                                          -------------------------------
                                           Steven Dinetz
                                           President


                                       SECRET COMMUNICATIONS, L.P.


                                       By: /s/ FRANK E. WOOD
                                          -------------------------------
                                           Frank E. Wood
                                           President & CEO